Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-70493, 333-79157, 333‑74876, 333-84329, 333-80755, 333-85914, 333-118329, 333-167331, and 333-188766 on Form S-8 of our reports dated February 27, 2018, relating to the consolidated financial statements and consolidated financial statement schedule of Sleep Number Corporation and subsidiaries (the “Company”, formerly Select Comfort Corporation), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 30, 2017.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 27, 2018